UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schwab Capital Trust

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INFORMATION STATEMENT

Schwab Capital Trust

Laudus International MarketMasters Fund™

211 Main Street

San Francisco, California 94105

March 9, 2020

Dear Shareholder,

We are pleased to inform you that Charles Schwab Investment Management, Inc. (CSIM) has entered into a new investment sub-advisory agreement on behalf of the Laudus International MarketMasters Fund (the “Fund”), a series of Schwab Capital Trust (the “Trust”), with Baillie Gifford Overseas Limited (Baillie Gifford Overseas).

At the recommendation of CSIM, during a meeting held on December 12, 2019, the Trust’s Board of Trustees (the “Board” or “Trustees”) approved the appointment of Baillie Gifford Overseas as a new investment manager to manage an allocated portion of the Fund’s assets. Baillie Gifford Overseas began managing its allocated portion of the Fund’s assets on January 31, 2020.

This Information Statement is being provided to shareholders of the Fund in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund received from the Securities and Exchange Commission (SEC). Please take a moment to read the enclosed Information Statement that describes the changes discussed above.

This Information Statement is for informational purposes only and no action is required on your part.

We Are Not Asking You for a Proxy and You Are Requested Not To Send Us a Proxy.

Background of Transaction

Subject to oversight by the Board, under the terms of the investment advisory agreement with the Fund, CSIM acts as “manager-of-managers” for the Fund and has overall responsibility for the management of the Fund. In connection with its duties as the manager-of-managers, CSIM may allocate portions of the Fund’s assets to several investment managers, who then manage their respective portions under the general supervision of CSIM. CSIM reviews and evaluates the Trust’s investment managers on an ongoing basis. Currently, the Fund operates with six investment managers.

As described in more detail under the “Additional Information about SEC Exemptive Order” section below, the Trust and CSIM have received exemptive relief from the SEC permitting CSIM to hire or terminate investment managers without shareholder approval, subject to certain conditions. At a meeting held on December 12, 2019, and pursuant to CSIM’s recommendation, the Board approved Baillie Gifford Overseas as a new investment manager for the Fund and approved a corresponding investment sub-advisory agreement between CSIM and Baillie Gifford Overseas (the “New Sub-Advisory Agreement”).

The following table identifies the Fund’s current investment managers, their areas of focus and approximate asset allocation as of February 28, 2020.

Investment Manager	Investment Style	Allocation of Net Assets (%)
American Century Investment Management, Inc.	International small-cap growth	26.6%
Baillie Gifford Overseas Limited	International growth	5.3%*
Harris Associates L.P.	International large-cap value	18.7%
Mellon Investments Corporation	International blend	0.1%
Mondrian Investment Partners Limited	International small-cap value	20.9%
William Blair Investment Management, LLC	International multi-cap growth	25.7%
Cash and other assets	—	2.4%

* Baillie Gifford Overseas Limited began managing Fund assets on January 31, 2020.

Investment Strategies of Baillie Gifford Overseas

Baillie Gifford Overseas’ portfolio managers use a fundamental, bottom-up approach to find investment opportunities in companies with exceptional growth prospects. A concentrated strategy ensures research efforts are focused on companies that are believed to be truly exceptional. Timescales of analysis are not typically aligned with the quarterly focus of traditional finance given a focus on thinking about what the world may look like in ten years’ time. The ability to invest in a genuinely long-term manner is important in realizing the asymmetric returns that are available from a small number of companies. A company’s value is rarely determined by what will happen in the next few quarters but instead what will happen in many years. It is over much longer time-periods that deep changes in industries and behavior occur and that competitive advantage and management excellence are recognized. Baillie Gifford Overseas uses a proprietary fundamental research framework which focuses analysis on a company’s transformational growth prospects, sustainability of its competitive advantage, stewardship and financial strength. The research process considers both the scale and the sustainability of the opportunity. This is used to construct a probability-weighted valuation which looks at long-term scenarios for the value of the company and the likelihood of success. Investment decisions are based purely on the merits of the underlying business where it is believed the potential for outsize returns is not reflected in its current valuation. The segment of the fund’s assets managed by Baillie Gifford Overseas are invested in equity securities of companies of all sizes.

New Sub-Advisory Agreement

The Trustees approved the New Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Baillie Gifford Overseas. The material factors considered by the Trustees in approving the

New Sub-Advisory Agreement are set forth below under the “Trustees’ Considerations” section. The terms of the New Sub-Advisory Agreement are substantially similar to those of each existing sub-advisory agreement with the Fund’s other investment managers. Some of the terms and conditions of the New Sub-Advisory Agreement are summarized below.

Duties of Baillie Gifford Overseas. Subject to the supervision of the Trust, the Trustees and CSIM, Baillie Gifford Overseas is responsible for managing the investment and reinvestment of the Managed Assets and for determining, in its discretion, the securities and other property to be purchased or sold and the portion of the Managed Assets to be retained in cash. For purposes of the New Sub-Advisory Agreement, “Managed Assets” refers to the portion of the Fund’s assets that may be allocated by CSIM for management by Baillie Gifford Overseas from time to time, together with all income earned on those assets and all realized and unrealized capital appreciation related to those assets.

In performing its duties and obligations under the New Sub-Advisory Agreement, Baillie Gifford Overseas is not permitted to consult with any other investment manager to the Fund concerning the Managed Assets, except to the extent permitted under the Investment Company Act of 1940, as amended (the “1940 Act”), or any rule, regulation or order thereunder. Baillie Gifford Overseas is required to use the same skill and care in providing investment advisory services to the Fund as it utilizes in providing investment advisory services to other fiduciary accounts for which it has similar investment responsibilities.

Baillie Gifford Overseas is not responsible for providing investment advice to any other portion of the Fund’s assets allocated to another investment manager, nor for reviewing the proxy solicitation materials and exercising voting rights associated with securities comprising the Managed Assets, unless CSIM provides written instructions to the contrary.

Baillie Gifford Overseas is required to assist the Trust, the Fund’s distributor and CSIM, as may be reasonably requested by such parties, in connection with the offering, sale and marketing of Fund shares. Such assistance may include, but is not limited to, attendance and participation in meetings, conferences and educational events; review of materials relating to Baillie Gifford Overseas included in Fund materials; and providing certain other materials or data to CSIM.

Baillie Gifford Overseas will provide appropriate assistance for determining, in good faith, the fair value of securities comprising the Managed Assets, when requested by CSIM. However, the Fund is responsible for any fair value pricing determinations.

Baillie Gifford Overseas must fulfill its duties pursuant to the New Sub-Advisory Agreement in compliance with (i) such policies as the Trust, the Trustees and CSIM may from time to time establish and communicate to Baillie Gifford Overseas; (ii) the Fund’s prospectus and statement of additional information (SAI); (iii) the Trust’s Declaration of Trust and By-Laws; (iv) the provisions of the 1940 Act applicable to the Managed Assets; (v) the Investment Advisers Act of 1940, as amended (the “Advisers Act”); (vi) to the extent CSIM notifies Baillie Gifford Overseas, any exemptive or other relief granted by the SEC; and (vii) certain other U.S. federal laws applicable to Baillie Gifford Overseas’ provision of services to the Fund.

Baillie Gifford Overseas will perform these duties at its own expense, and will furnish all the office space, furnishings and equipment and the personnel that Baillie Gifford Overseas requires to perform its duties under the New Sub-Advisory Agreement. Baillie Gifford Overseas is not required to pay for the cost of securities, commodities, and other investments (including brokerage commissions and other taxes and transaction charges, if any) purchased or sold for the Fund.

Portfolio Transactions.  Subject to certain conditions, Baillie Gifford Overseas is authorized to select brokers or dealers to execute the purchases and sales of portfolio securities and other property for the Fund and to utilize the services of a broker or dealer that provides brokerage or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended). In effecting transactions for the Fund and selecting brokers or dealers, Baillie Gifford Overseas is required to seek, on behalf of the Fund, best execution. Baillie Gifford Overseas is permitted to aggregate orders for purchase or sale of Managed Assets with similar orders being made concurrently for other accounts managed by Baillie Gifford Overseas and its affiliates, and will allocate such transactions on a fair and reasonable basis.

Compensation of Baillie Gifford Overseas.  As compensation for its services to the Fund under the New Sub-Advisory Agreement and expenses incurred in performing such services, Baillie Gifford Overseas is entitled to receive fees from CSIM (not the Fund), based on a percentage of the average daily value of the portion of Fund’s net assets allocated to Baillie Gifford Overseas. Accordingly, the appointment of Baillie Gifford Overseas to the Fund does not affect the management fees paid by the Fund or its shareholders.

The following table shows the aggregate sub-advisory fees paid by CSIM to the Fund’s unaffiliated investment managers, in the aggregate, during the Fund’s most recent fiscal year ended October 31, 2019.

Fund	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers in Dollars	Aggregate Sub-Advisory Fees Paid by CSIM to the Investment Managers as a % of Average Net Assets of the Fund

Laudus International MarketMasters Fund	$7,340,110	0.51%

Limitation of Liability of Baillie Gifford Overseas.    The New Sub-Advisory Agreement provides that Baillie Gifford Overseas will not be liable for any claims, liabilities, damages, costs or losses (collectively, “Claims”) arising out of the New Sub-Advisory Agreement, except to the extent such Claims arise out of: (i) Baillie Gifford Overseas’ negligence, bad faith or willful misfeasance; or (ii) Baillie Gifford Overseas’ breach of the New Sub-Advisory Agreement.

Indemnification.    The New Sub-Advisory Agreement provides that Baillie Gifford Overseas will indemnify and keep indemnified the Trust, the Trustees and CSIM, their affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement to the extent such Claims arise out of: (i) Baillie Gifford Overseas’ negligence, bad faith or willful misfeasance; or (ii) Baillie Gifford Overseas’ breach of the New Sub-Advisory Agreement.

The New Sub-Advisory Agreement also provides that CSIM will indemnify and keep indemnified Baillie Gifford Overseas, its affiliates and their respective employees, officers and directors from and against all Claims arising out of the New Sub-Advisory Agreement, except to the extent such Claims arise out of: (i) Baillie Gifford Overseas’ negligence, bad faith or willful misfeasance; or (ii) Baillie Gifford Overseas’ breach of the New Sub-Advisory Agreement.

Duration and Termination.    The New Sub-Advisory Agreement initially continues in effect for a period of two years after its effective date and will continue thereafter for successive one-year periods, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Trust (Independent Trustees), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that in the event that the shareholders of the Fund fail to so approve the New Sub-Advisory Agreement, Baillie Gifford Overseas may continue to serve in the manner and to the extent permitted by the 1940 Act.

The New Sub-Advisory Agreement provides for termination, without cause and without payment of any penalty by the Trust, the Trustees or CSIM, by vote of a majority of the Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than 60 days’ written notice to Baillie Gifford Overseas, or by CSIM upon 90 days’ written notice to Baillie Gifford Overseas. In addition, the New Sub-Advisory Agreement may be terminated, with cause, by CSIM at any time, without payment of any penalty by the Trust, the Trustees and CSIM, upon written notice to Baillie Gifford Overseas. The New Sub-Advisory Agreement

provides that it may not be terminated by Baillie Gifford Overseas prior to December 12, 2021, except in the following circumstances: (i) on written notice in the event of any material breach of the Sub-Advisory Agreement by CSIM which, for the avoidance of doubt includes without limitation any non-payment by CSIM of Baillie Gifford Overseas’ fees for a period in excess of 90 days, or (ii) with immediate effect by written notice if so required by any competent regulatory authority. Thereafter, the New Sub-Advisory Agreement may be terminated by Baillie Gifford Overseas at any time, without cause and without payment of any penalty, upon 90 days’ written notice to CSIM.

The New Sub-Advisory Agreement terminates automatically in the event of its “assignment,” as defined in the 1940 Act, or in the event of the termination of the Investment Advisory and Administration Agreement between CSIM and the Trust (the “Management Agreement”).

Trustees’ Considerations

At a meeting of the Board held on December 12, 2019, CSIM recommended, and the Trustees, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement pursuant to which Baillie Gifford Overseas is appointed as a sub-adviser (“investment manager” or “sub-adviser”) to the Fund.

The Board was provided with detailed materials related to Baillie Gifford Overseas in advance of, and additional materials at the meeting. The materials and related discussions included, but were not limited to, information about Baillie Gifford Overseas’ (a) quality of investment management and other services; (b) investment management personnel; (c) operations and financial condition; (d) brokerage practices (including any soft dollar arrangements) and other investment strategies; (e) compliance systems; (f) policies on, and compliance procedures for, personal securities transactions; (g) reputation, expertise and resources; (h) performance compared with similar advisers; and (i) performance with respect to similar accounts managed by Baillie Gifford Overseas. In addition, the Board was provided with information about the level of the sub-advisory fees to be paid to Baillie Gifford Overseas, and comparable fees paid to Baillie Gifford Overseas for managing similar accounts. The Independent Trustees received advice from independent counsel to the Independent Trustees. The proposed appointment of Baillie Gifford Overseas was first reviewed and discussed in the Investment Oversight Committee of the Board (the “Committee”) on December 12, 2019. Following such discussion, the Committee recommended the New Sub-Advisory Agreement to the Board for approval.

In its consideration of the approval of the New Sub-Advisory Agreement, the Board considered a variety of specific factors, including:

1.	the nature, extent and quality of the services to be provided to the Fund under the New Sub-Advisory Agreement, including the resources of Baillie Gifford Overseas to be dedicated to the Fund;

2.	Baillie Gifford Overseas’ investment performance in providing sub-advisory services with respect to similar accounts;

3.	the Fund’s expenses and how those expenses would be impacted by the hiring of Baillie Gifford Overseas;

4.

the profitability of CSIM and its affiliates, including Charles Schwab & Co., Inc. (Schwab), with respect to the Fund, including both direct and indirect benefits accruing to CSIM and its affiliates; and

5.

the extent to which economies of scale may be realized as the Fund grows and whether fee levels in the New Sub-Advisory Agreement with Baillie Gifford Overseas reflect the economies of scale for the benefit of Fund investors.

Nature, Extent and Quality of Services.    The Board considered the nature, extent and quality of the sub-advisory services to be provided by Baillie Gifford Overseas to the Fund and the resources Baillie Gifford Overseas will dedicate to the Fund. In this regard, the Trustees considered the information provided by Baillie

Gifford Overseas with respect to its history, reputation, expertise, qualifications of its personnel, and experience in managing the type of strategies for which Baillie Gifford Overseas was being engaged. The Board also considered reports regarding the search process undertaken by CSIM that led to the identification of Baillie Gifford Overseas by CSIM as a well-qualified sub-adviser to the Fund with an investment style consistent with the Fund’s investment objective and strategies, and CSIM’s desired risk/return profile. The Trustees also considered the Trust’s Chief Compliance Officer’s evaluation of Baillie Gifford Overseas’ compliance program and the recommended compliance monitoring program for Baillie Gifford Overseas. Following such evaluation, the Board concluded, within the context of its full deliberations, that the nature, extent and quality of services to be provided by Baillie Gifford Overseas to the Fund and the resources of Baillie Gifford Overseas to be dedicated to the Fund supported approval of the New Sub-Advisory Agreement with Baillie Gifford Overseas.

Investment Performance.    The Board considered Baillie Gifford Overseas’ investment performance in determining whether to approve the New Sub-Advisory Agreement. Specifically, the Trustees considered Baillie Gifford Overseas’ risk profile as well as its overall relative performance in providing investment advisory services to similar accounts. Following such evaluation, the Board concluded, within the context of its full deliberations, that the investment performance of Baillie Gifford Overseas supported approval of the New Sub-Advisory Agreement.

Fund Expenses.    With respect to the Fund’s expenses, the Trustees considered the rate of compensation to be paid under the New Sub-Advisory Agreement, and the Fund’s net operating expense ratio. When considering the fees to be paid to Baillie Gifford Overseas, the Trustees took into account the fact that Baillie Gifford Overseas will be compensated by CSIM, and not by the Fund directly, and that the fees paid to Baillie Gifford Overseas would not impact the fees paid by the Fund to CSIM. The Trustees also considered fees charged by Baillie Gifford Overseas to comparable sub-advised accounts. The Board considered CSIM’s statements that the fees to be paid to Baillie Gifford Overseas are reasonable in light of the anticipated quality of services to be provided by Baillie Gifford Overseas. Following such evaluation, the Board concluded, within the context of its full deliberations, that the fees to be paid to Baillie Gifford Overseas are reasonable and supported approval of the New Sub-Advisory Agreement.

Profitability.    With respect to the profitability of CSIM, the Trustees considered projected profitability to CSIM before and after the appointment of Baillie Gifford Overseas as a new sub-adviser. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the expected profitability of CSIM supported approval of the New Sub-Advisory Agreement. With respect to Baillie Gifford Overseas, no historical information regarding the profitability of its relationship to the Fund was available. The Trustees took into account, however, the fact that Baillie Gifford Overseas will be compensated by CSIM, and not by the Fund directly, and that the compensation paid to Baillie Gifford Overseas reflects an arms-length negotiation between CSIM and Baillie Gifford Overseas, which are unaffiliated with each other.

Economies of Scale.    The Board considered the existence of any economies of scale and whether those are passed along to the Fund’s shareholders through a graduated investment advisory fee schedule or other means, including any fee waivers by CSIM and its affiliates. In connection with its evaluation, the Board took into account the fact that the existing contractual investment advisory fee schedules relating to the Fund include lower fees at higher graduated asset levels. Based on this evaluation, the Board concluded, within the context of its full deliberations, that the Fund obtains reasonable benefit from economies of scale.

In the course of their deliberations, the Trustees did not identify any particular information or factor that was all important or controlling. Based on the Trustees’ deliberation and their evaluation of the information described above, the Board, including a majority of the Independent Trustees, approved the New Sub-Advisory Agreement for an initial two-year term and concluded that the compensation under the New Sub-Advisory Agreement is fair and reasonable in light of such services, and such other matters as the Trustees considered to be relevant in the exercise of their reasonable judgment.

Additional Information about SEC Exemptive Order

The Trust and CSIM have received exemptive relief from the SEC to permit CSIM to hire or terminate investment managers without shareholder approval, subject to certain conditions. One of the conditions requires approval by the Board before any such hiring is implemented. In addition, within 90 days of the hiring of any new investment manager, shareholders of the Fund must be furnished with an information statement describing the new investment manager. The exemptive order currently prohibits CSIM from entering into sub-advisory agreements with affiliates of the investment adviser without shareholder approval.

Additional Information about the Trust and CSIM

The Trust is an open-end investment management company organized as a Massachusetts business trust on May 7, 1993.

CSIM, a wholly owned subsidiary of The Charles Schwab Corporation, located at 211 Main Street, San Francisco, CA 94105, serves as the Fund’s investment adviser and administrator pursuant to the Management Agreement.

Schwab, an affiliate of CSIM, located at 211 Main Street, San Francisco, CA 94105, serves as distributor for the Fund.

Additional Information about Baillie Gifford Overseas

Baillie Gifford Overseas is a wholly-owned subsidiary of Baillie Gifford & Co., which is generally engaged in the business of investment management. Baillie Gifford Overseas and Baillie Gifford & Co. are authorized and regulated in the United Kingdom by the Financial Conduct Authority. Both entities are headquartered in Edinburgh, Scotland with the principal address located at Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland.

Baillie Gifford Overseas acts as an adviser to other funds whose investment objective is similar to the Fund, as shown in the table below.

Name of Fund	Investment Objective	Size of Fund as of December 31, 2019	Advisory Fee	Fee Waivers and Reimbursements
Baillie Gifford International Concentrated Growth Equities Fund	The Baillie Gifford International Concentrated Growth Equities Fund seeks capital appreciation	$91.9 Million	0.57%	-0.35%

The principal executive officers and directors of Baillie Gifford Overseas, as of the date of this document, are set forth below. The address of each person below, as it relates to his or her duties with Baillie Gifford Overseas, is the address of Baillie Gifford Overseas listed above.

Name	Position and Principal Occupation with Baillie Gifford Overseas and Principal Occupation, if Different from Position(s) with Baillie Gifford Overseas

Kathrin Hamilton	Baillie Gifford Overseas Board Chair
Sinclair Coghill	Baillie Gifford Overseas Board Member
Adam Conn	Baillie Gifford Overseas Board Member
David Henderson	Baillie Gifford Overseas Board Member
Graham Laybourn	Baillie Gifford Overseas Board Member
Scott Nisbet	Baillie Gifford Overseas Board Member
Gavin Scott	Baillie Gifford Overseas Board Member
Anthony Tait	Baillie Gifford Overseas Board Chief Executive

No officer or Trustee of the Fund is a director, officer or employee of Baillie Gifford Overseas. No officer or Trustee of the Fund, through the ownership of securities or otherwise, has any other material direct or indirect interest in Baillie Gifford Overseas or any other person controlling, controlled by or under common control with Baillie Gifford Overseas.

Since the beginning of the most recently completed fiscal year, none of the Trustees of the Fund has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which Baillie Gifford Overseas or any of its affiliates was or is to be a party.

Additional Information about the Fund’s Affiliates

During the Fund’s fiscal year ended October 31, 2019, the Fund paid the following in commissions to brokers affiliated with CSIM or any investment manager of the Fund.

Broker	Affiliation	Commissions	Percentage of Aggregate Brokerage Commissions
William Blair & Company, L.L.C.	William Blair Investment Management, LLC, an Investment Manager of the Fund	$17.00	0.0017%

The Fund has entered into arms’ length, commercial agreements with affiliated persons of certain investment managers to provide services to the Fund. These arrangements and the services provided thereunder will continue to be provided following the approval of the New Sub-Advisory Agreement.

Householding

To eliminate duplicate mailings of proxy materials, each household may receive one copy of these documents, under certain conditions. This practice is commonly called “householding.” If you want to receive multiple copies, you may write your fund at the address on the front of this information statement or call 1-877-824-5615 or contact the financial intermediary through which you hold fund shares. Your instructions will be effective within 30 days of receipt by the fund or other date as communicated by the financial intermediary.

Report to Shareholders

For a free copy of the Fund’s annual or semiannual report, call Schwab at 1-877-824-5615. In addition, you may visit the Laudus Funds’ website at www.schwabfunds.com/laudusfunds_prospectus for a free copy of the Fund’s prospectus, SAI or an annual or semiannual report.

Schwab Capital Trust 811-07704

REG109966-00

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